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                           2001 PERFORMANCE BONUS PLAN



All employees of the company are eligible to receive cash bonuses based on results.

Regional operating and underwriting personnel earn cash bonuses based on (i) specific measurements in their control that impact the profitability of the organization (50%), and (ii) profitability of the organization (corporate earnings per share). Cash payments for performance on specific measurements are paid quarterly, subject to minimum regional profitability criteria. Cash payments for performance on corporate earnings per share are paid annually at year-end after completion of the year-end audit.

Home office operating, underwriting and administrative personnel not subject to the regional bonus plans earn cash bonuses based upon corporate earnings per share. Cash bonuses for performance on corporate earnings per share targets are paid one-half quarterly and one-half annually at year-end after completion of the yearend audit.

Executive officers and management personnel earn cash bonuses based upon corporate earnings per share and are paid annually at year-end after completion of the year-end audit.